Exhibit 99.1

BioXcel Therapeutics Announces Pricing of Initial Public Offering

BRANFORD, Conn. Mar. 8, 2018 — BioXcel Therapeutics, Inc. (“BTI”), a clinical stage biopharmaceutical development company utilizing novel artificial intelligence to identify the next wave of medicines across neuroscience and immuno-oncology, today announced the pricing of its initial public offering of 5,454,545 shares of common stock at a public offering price of $11.00 per share, before underwriting discounts and commissions, for gross proceeds of approximately $60.0 million. All of the shares are being offering by BTI.  In addition, BTI has granted the underwriters a 30-day option to purchase up to an additional 818,181 shares of common stock at the initial public offering price. The shares are scheduled to begin trading on the Nasdaq Capital Market under the ticker symbol “BTAI” on Thursday, March 8, 2018. The offering is expected to close on March 12, 2018, subject to the satisfaction of customary closing conditions.

Barclays Capital Inc., UBS Securities LLC and BMO Capital Markets Corp. are acting as joint book-running managers for the proposed offering. Canaccord Genuity Inc. is acting as lead manager.  H.C. Wainwright & Co., LLC is acting as independent financial advisor to BTI for the offering.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. The offering will be made only by means of a prospectus. Copies of the final prospectus relating to the offering, when available, may be obtained from Barclays Capital Inc., Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 888-603-5847 or by email at barclaysprospectus@broadridge.com; UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, by telephone at 888-827-7275 or by email at ol-prospectusrequest@ubs.com; or BMO Capital Markets Corp., Attention: Equity Syndicate Department, 3 Times Square, 25th Floor, New York, NY 10036, by telephone at 800-414-3627, or by email at bmoprospectus@bmo.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BioXcel Therapeutics, Inc. (BTI):

BioXcel Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on drug development that utilizes novel artificial intelligence to identify the next wave of medicines across neuroscience and immuno-oncology. The company’s drug re-innovation approach leverages existing approved drugs and/or clinically validated product candidates together with big data and proprietary machine learning algorithms to identify new therapeutic indices. The company’s two most advanced clinical development programs are BXCL501, a sublingual thin film formulation designed for acute treatment of agitation resulting from neurological and psychiatric disorders, and BXCL701, an immuno-oncology agent designed for treatment of a rare form of prostate cancer and for treatment of pancreatic cancer.

Forward Looking Statements

This press release contains forward-looking statements, including with respect to the expected closing of the initial public offering.  These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including that the conditions to the closing of the initial public offering are not satisfied. BTI undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations.

Contact Information:

The Ruth Group for BTI:

Lee Roth / Janhavi Mohite

646-536-7012 / 7026

lroth@theruthgroup.com / jmohite@theruthgroup.com